Exhibit 10.1

November 1, 2016

Dear Josh:

This letter sets forth the terms and conditions of your election to serve as a director (“Director”) on the board of directors (the “Board”) of Shake Shack Inc. (the “Company”) and to serve as a member of the Audit Committee of the Board (“Committee”), effective as of November 17, 2016.
As a Director, you are expected to attend at least four (4) Board meetings and Committee meetings annually and shall have such other duties and responsibilities as are customarily associated with this position. You shall continue to serve on the Board until such time as either you or the Company (or its successor) terminates your service or you are not re-elected to the Board.
As consideration for your anticipated service on the Board and the Committee, you will be entitled to receive cash and equity compensation consistent with the Company’s Non-Employee Director Compensation Policy (the “Compensation Policy”). As such, for the current annual Director service cycle, from May 18, 2016 through May 17, 2017, (A) you shall receive cash equal to $18,750, payable in two (2) equal installments of $9,375, within 3 business days following each of the November 17, 2016 and March 15, 2017 quarterly meetings of the Board, and (B) you shall be granted, within one (1) business day following the November 17, 2016 meeting of the Board, a non-qualified stock option with a fair market value of $18,750 on the date of the grant. You agree that you shall comply with the Company’s Compensation Policy.
You will also be entitled to coverage under a directors’ and officers’ liability insurance policy maintained by the Company.
During your tenure as a Director, you shall at all times and for all purposes be acting as an independent contractor and not as an employee of the Company. Accordingly, you shall not be eligible to participate in employee benefit plans provided by the Company to its employees and the Company shall not, on your account, (i) pay any unemployment tax or other taxes required under the law to be paid with respect to employees or (ii) withhold any monies from any compensation paid to you for income or employment tax purposes. Director compensation is established by the Board and so, notwithstanding this letter, it may be revised at any time and from time to time.
Please confirm that the foregoing reflects your understanding by delivering to us a signed version of this letter at your earliest convenience. We are glad to have you aboard and look forward to working together. Please feel free to contact me should you wish to discuss any aspect of your service on the Board.
Sincerely,

/s/ Daniel H. Meyer
Daniel H. Meyer, Chairman

Accepted & Agreed:

/s/ Josh Silverman
Josh Silverman

Date: November 1, 2016